PCS Edventures, Inc. 345 Bobwhite Ct. Suite 200 Boise, ID 83706 (800) 429-3110 • (208) 343-3110 http://www.edventures.com

PCS Announces Saudi Arabia STEM Contract

BOISE, Idaho – August 26, 2013 – PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 programs focused on Science, Technology, Engineering and Mathematics (STEM), today announced the execution of a contract with T4EDU, a company that administrates and oversees contracting and projects for the Ministry of Education in the Kingdom of Saudi Arabia.

The T4EDU contract is for consulting, services, products, and training related to K12 Science, Technology, Engineering, and Math (STEM) outreach education programs in the Kingdom. The products include PCS robotics as well as customized STEM solutions addressing life science, aerospace engineering, and integrated physics and chemistry. The PCS team is mobilized and is working on the initial study phase deliverables. The total contract amount will depend on options that are selected, the rate of project expansion, and the potential addition of other work orders, but has an initial stated budget of $685K (2.5MM SAR). Although much of the initial work and product delivery should be concluded by December of 2013, the contract duration runs through August 19th, 2014 remaining open for additional work orders, operational support, and the replenishment of consumables of an undetermined amount for the project which is ongoing. These additional operational elements are not in the initial project budget.

PCS has been developing relationships in the Middle East providing teacher training, STEM lab solutions, and experiential activities such as robotics competitions for a number of years. Last year, PCS received revenues of approximately $100K in consulting and planning revenue related to STEM education in Saudi Arabia. This contract announcement is part of a national education initiative in the Kingdom of Saudi Arabia called the King Abdullah Project for the Development of Public Education (Tatweer). This USD 2.4B initiative intends to transform the education landscape of the Kingdom to prepare Saudi students for the new knowledge economy of the 21st century. Tatweer projects include the development of a national Kindergarten program, restructuring the Ministry of Education, establishing a nationwide network of hands-on Science Centers, creating and implementing a national strategy for school sports, qualifying new teachers, programs targeting the development of educational leadership, initiatives for the training of teachers in science and math, improving school facilities and more. This new PCS contract is part of the Science Center initiative, a nationwide effort to elevate awareness and excitement around science, technology, engineering, and math (STEM).

Dr. Jim Schmidt, PCS Director of Professional Development and lead on the Saudi contract, said, “I am thrilled that our group is now beginning production work related to this ambitious initiative in the Kingdom of Saudi Arabia. PCS has produced cutting edge approaches to implementing STEM education solutions around the world, and the opportunity for growth in this area in Saudi Arabia is enormous.”

Robert Grover, PCS CEO, said “As a company we have invested considerable time and energy into learning about the Kingdom of Saudi Arabia and their commitment to improving the quality of life through education for the entire population. We are delighted to have this opportunity to work closely with some of the top educators in the Kingdom and bring our exciting, unique approaches to STEM education to the students of Saudi Arabia. I have visited the country many times and had the pleasure of meeting with educators ranging from classroom teachers to the Minister of Education himself, and the commitment to education in the Kingdom is pronounced.”

Shannon Hull, PCS Head Accountant, cautioned investors on the announcement saying, “This is a tremendous accomplishment by the PCS team and provides a great opportunity to diversify our business however, there are certain elements in this complex project that represent risk for our company.”

To learn more about PCSV products and new and continuing initiatives, visit the PCS Investor News website. http://www.edventures.com/investors

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and

Math (STEM) and have been deployed at over 7,000 sites in all 50 United

States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Markets (OTCQB) under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act

of 1934, actual results could differ materially from such statements.

Contact Information:

Financial Contact: Shannon Hull 1.800.429.3110, Shannon@edventures.com

Investor Contact: Jolene Anderson 1.800.429.3110, Jolene@edventures.com

Investor Relations Web Site: www.edventures.com/investors

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